                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                  CURENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 26, 2001


                             Quality Products, Inc.
             (Exact name of registrant as specified in its chapter)


           Ohio                          0-18145                75-2273221
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                      Identification No.)

560 W Nationwide Blvd; Columbus, OH                               43215
(Address of principal executive offices)                        (Zip Code)


        Registrant's telephone number, including area code (614) 228-0185


                                       N/A
          (Former name or former address, if changed since last report)


This Current Report on Form 8-K/A amends Item 7 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2001.

Item 2.  Acquisition or Disposition of Assets

On April 26, 2001, Quality Products, Inc. purchased all of the outstanding stock of Columbus Jack Corporation, a closely held manufacturer of hydraulic jacks and other ground support equipment for aircraft, headquartered in Columbus, Ohio. Columbus Jack will continue operating in the aircraft ground support industry. Quality Products purchased 90% of Columbus Jack's shares from Dennis B. Mellman of Columbus, Ohio and 10% from Mr. P. Kim Packard. Mr. Mellman has a one-year agreement to serve as a consultant to Columbus Jack.


The Company paid $570,000 at closing and will pay $162,000 in each of years 2 through 6, plus, over the same six-year period, 25% of Columbus Jack's annual audited net income in excess of $150,000. Additionally, if there is insufficient payments generated through the percentage of Columbus Jack's audited net income to meet annual guaranteed monies, we will issue shares of common stock up to a maximum value of $25,000 in year 3, increasing by $25,000 each year through year
6. All payments, including the value of the common stock that may be issued if there is insufficient profit sharing payments, will total a minimum of $1,630,000 and cannot exceed $3,000,000 over the 6 years. We also guaranteed Columbus Jack's bank debt of approximately $1,000,000. The Company is paying for the acquisition with internal cash from operations.

Item 7.  Financial Statements and Exhibits

     a)  Financial Statements of Business Acquired
     b)  Pro Forma Financial Information



    QUALITY PRODUCTS, INC. AND COLUMBUS JACK CORPORATION UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

Following is unaudited pro forma financial information for the acquisition of Columbus Jack Corporation by Quality Products, Inc. The information represents the fiscal year ended September 30, 2000 and the six months ended March 31, 2001. The accompanying unaudited pro forma combined condensed financial information gives effect to the transaction in accordance with the purchase method of accounting. Pursuant to Rule 11-02 of Regulation S-X, the unaudited pro forma combined condensed financial information excludes extraordinary items and cumulative effect of accounting changes. The unaudited pro forma combined condensed financial information should be read in conjunction with:

1. Quality Products, Inc.'s audited Consolidated Financial Statements, including the accounting policies and notes thereto, included in its Form 10-KSB for the fiscal year ended September 30, 2000, and

2. Quality Products, Inc.'s unaudited Consolidated Financial Statements and notes thereto included in its Form 10-QSB for the quarterly period ended March 31, 2001.

The following unaudited pro forma combined condensed financial information sets forth the combined results of operations for the fiscal year ended September 30, 2000 and the six months ended March 31, 2001, as if the merger had occurred at the beginning of fiscal 2000. Additionally, it sets forth the financial position as of March 31, 2000, as if the merger had occurred as of that date. Columbus Jack Corporation had a December 31 year-end, which differs from Quality Products, Inc.'s September 30 fiscal year end. The unaudited pro forma combined condensed statements of continuing operations for the fiscal year ended September 30, 2000 and the six months ended March 31, 2001 include the historical results of operations for Columbus Jack for the year ended December 31, 2000 and the six months ended March 31, 2001, respectively. The unaudited pro forma combined condensed balance sheet includes the financial position of Columbus Jack as of March 31, 2001. The pro forma information is displayed for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred if the acquisition had been consummated on October 1, 1999, nor is it necessarily indicative of future operating results.

                    COLUMBUS JACK CORPORATION

                    FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 2000
                    AND FOR THE YEARS ENDED
                    DECEMBER 31, 2000 AND 1999
                    AND INDEPENDENT AUDITORS' REPORT

                            COLUMBUS JACK CORPORATION


                                TABLE OF CONTENTS


                                                                            PAGE
                                                                           -----
INDEPENDENT AUDITORS' REPORT                                                  1


FINANCIAL STATEMENTS:

Balance Sheet, December 31, 2000                                            2-3

Statements of Operations and Accumulated Deficit
  for the Years Ended December 31, 2000 and 1999                              4

Statements of Cash Flows
  for the Years Ended December 31, 2000 and 1999                            5-6

Notes to Financial Statements                                              7-15


-----------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
    of Columbus Jack Corporation:

We have audited the accompanying balance sheet of Columbus Jack Corporation (the "Company") as of December 31, 2000 and the related statements of operations and accumulated deficit and of cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has insufficient working capital to meet its current obligations. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Farber & Hass, LLP
February 23, 2001
Oxnard, California

COLUMBUS JACK CORPORATION


BALANCE SHEET
DECEMBER 31, 2000
-------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
Cash                                                                 $    31,817
Accounts receivable (less allowance for
  doubtful accounts of $51,742)                                          210,105
Inventories (less allowance of $337,758)                               1,171,581
Prepaid expenses                                                         121,197
                                                                     -----------
Total current assets                                                   1,534,700
                                                                     -----------

PROPERTY AND EQUIPMENT                                                 1,537,883
Less accumulated depreciation                                         (1,106,621)
                                                                     -----------
Property and equipment - net                                             431,262
                                                                     -----------
OTHER ASSETS                                                               2,343
                                                                     -----------
TOTAL ASSETS                                                         $ 1,968,305
                                                                     ===========

                                                                     (Continued)

COLUMBUS JACK CORPORATION

DECEMBER 31, 2000
-------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' DEFICIT


CURRENT LIABILITIES:
Bank line of credit                                                 $   669,020
Current portion of long-term debt                                       192,882
Accounts payable                                                        540,189
Accrued wages, benefits and payroll taxes                               198,778
Other accrued expenses                                                   39,412
Current portion of notes payable to a related party                     249,996
                                                                    -----------
Total current liabilities                                             1,890,277
                                                                    -----------
LONG-TERM DEBT, Net of current portion                                  220,293
                                                                    -----------
NOTES PAYABLE TO A RELATED PARTY,
  Net of current portion                                                 58,337
                                                                    -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
Common stock, par value $1; 750 shares
  authorized; 500 shares issued and outstanding                             500
Additional paid-in capital                                              399,500
Accumulated deficit                                                    (600,602)
                                                                    -----------
Total stockholders' deficit                                            (200,602)
                                                                    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                         $ 1,968,305
                                                                    ===========

See notes to financial statements.

-------------------------------------------------------------------------------

COLUMBUS JACK CORPORATION


STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
-------------------------------------------------------------------------------

                                                       2000             1999
                                                   -----------      -----------
NET SALES                                          $ 6,003,140      $ 4,923,696

COST OF GOODS SOLD                                   4,364,814        4,041,120
                                                   -----------      -----------

GROSS PROFIT                                         1,638,326          882,576

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                            1,541,177        1,023,545
                                                   -----------      -----------

INCOME (LOSS) FROM OPERATIONS                           97,149         (140,969)
                                                   -----------      -----------

OTHER INCOME (EXPENSE):
Interest income                                             85              224
Interest expense                                      (185,171)        (164,582)
Other                                                      405            3,452
                                                   -----------      -----------
Total other expense, net                              (184,681)        (160,906)
                                                   -----------      -----------

NET LOSS                                               (87,532)        (301,875)

RETAINED EARNINGS,
  AS PREVIOUSLY REPORTED                                                 11,805

PRIOR PERIOD ADJUSTMENT - Note payable                                 (150,000)

ACCUMULATED DEFICIT, BEGINNING OF YEAR                (440,070)

STOCKHOLDER DISTRIBUTION                               (73,000)             -0-
                                                   -----------      -----------
ACCUMULATED DEFICIT, END OF YEAR                   $  (600,602)     $  (440,070)
                                                   ===========      ===========

See notes to financial statements.

-------------------------------------------------------------------------------

COLUMBUS JACK CORPORATION


STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
-------------------------------------------------------------------------------

                                                          2000           1999
                                                       ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                               $ (87,532)     $(301,875)
Adjustments to reconcile net loss
  to net cash provided by (used by)
  operating activities:
  Depreciation and amortization                          168,000        168,000
  Provision for obsolete inventory                                      332,758
  Provision for doubtful accounts                         51,742
Changes in operating assets and liabilities:
  Accounts receivable                                     84,645        260,119
  Inventories                                            200,524       (545,440)
  Prepaid expenses and other assets                       17,264        (92,570)
  Accounts payable and accrued expenses                   16,587        140,785
                                                       ---------      ---------
Net cash provided by (used by)
  operating activities                                   451,230        (38,223)
                                                       ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Acquisition of property and equipment                  (35,768)       (17,089)
                                                       ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings on bank
  line of credit                                         (30,717)        99,737
Bank borrowings (repayments)                             (63,221)        63,221
Principal payments on long-term debt, net               (216,707)      (175,516)
Stockholder distribution                                 (73,000)           -0-
                                                       ---------      ---------
Net cash used in financing activities                   (383,645)       (12,558)
                                                       ---------      ---------
NET INCREASE (DECREASE) IN CASH                           31,817        (67,870)

CASH, BEGINNING OF YEAR                                      -0-         67,870
                                                       ---------      ---------
CASH, END OF YEAR                                      $  31,817      $     -0-
                                                       =========      =========

                                                                     (Continued)

COLUMBUS JACK CORPORATION


STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
-------------------------------------------------------------------------------

                                                           2000           1999
                                                         --------       --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the year for:
  Interest                                               $147,591       $145,250
  Income taxes                                           $  1,000       $  1,500

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

In September 2000, the Company entered into a $62,822 loan agreement with a finance company to finance business insurance premiums.


See notes to financial statements.

-------------------------------------------------------------------------------

COLUMBUS JACK CORPORATION

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS ACTIVITY - Columbus Jack Corporation (the "Company") was incorporated in January 1992. The Company is a successor to a corporation of the same name that had operated since 1955. The Company manufactures hydraulic jacks and ground support equipment for commercial aircraft and sells their products to a worldwide market.

         In July 1998, the Company acquired, from a related party, substantially all assets, except inventory, and liabilities of Neal Machine Corporation in exchange for a $400,000 note (see Note 7).

         Substantially all of the Company's manufacturing labor force is subject to a collective bargaining agreement. The agreement expires in August 2003.

         GOING CONCERN - The financial statements have been prepared assuming the Company will continue to operate as a going concern which contemplates the realization of assets and the settlement of liabilities in the normal course of business. As of December 31, 2000, the Company has a working capital deficiency of approximately $356,000 and a stockholders' deficit of approximately $201,000. This condition raises substantial doubt about the Company's ability to continue as a going concern. No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities which would be required if the Company were unable to continue its operations. As discussed in Note 12, management is seeking outside equity financing to generate sufficient cash to meet its obligations in the normal course of business.

         CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to significant concentrations of credit risk are principally trade accounts receivable.

         Concentrations of credit risk with respect to trade accounts receivable are due to concentrations of sales to certain customers. At December 31, 2000, two customers accounted for 53% and 14%, respectively, of the Company's trade receivables. In addition, approximately 12% of the Company's trade receivables were from customers located outside the United States at December 31, 2000. The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.

         OPERATING SEGMENT INFORMATION - The Company predominantly operates in one industry segment, aircraft hydraulic jacks. Substantially all of the Company's assets and employees are at the Company's headquarters in Columbus, Ohio or at the Company's NMC division in Lima, Ohio.

         MAJOR CUSTOMER - Sales to the United States Government represented approximately 40% and 42% of total sales in 2000 and 1999, respectively.

         CUSTOMERS OUTSIDE OF THE U.S. - Sales to customers in foreign countries represented approximately 14% of total sales in both 2000 and 1999. Sales to foreign customers are denominated in U.S. dollars.

         INVENTORIES - Inventories are stated at the lower of cost (first-in, first-out basis) or market.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost, less accumulated depreciation computed on a straight-line basis. Major additions are capitalized and depreciated. Maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Property and equipment are depreciated over estimated useful lives as follows:


         Machinery and equipment                                   5 - 10 years
         Computer equipment                                        5 - 10 years
         Office furniture and equipment                            5 - 10 years
         Leasehold improvements                                   15 - 31 years

         REVENUE RECOGNITION - Revenue is recognized upon shipment of finished goods to the customer. Advance payments on undelivered goods are treated as progress payments and are recognized as a liability by the Company. The Company held no progress payments at December 31, 2000 and 1999.

         INCOME TAXES - The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal or state corporate taxes on its taxable income. Instead, the stockholders are liable for individual Federal and state income taxes on their respective shares of the Company's taxable income.

         PERVASIVENESS OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - Pursuant to SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", the Company is required to estimate the fair value of all financial instruments included on its balance sheet at December 31, 2000. The Company considers the carrying value of such amounts in the financial statements to approximate their expected realization and interest rates, which approximate current market rates.

2.       PRIOR PERIOD ADJUSTMENT

         The Company's financial statements for the year ended December 31, 1998 were reviewed by another CPA firm. During calendar 2001, the Company became aware that a $150,000 note payable to a related party (see Note
         7) had been erroneously recorded as income in 1995.

3.       INVENTORIES

         Inventories consisted of the following at December 31, 2000:


         Raw materials                                             $   189,439
         Parts and sub-assemblies                                    1,282,145
         Finished goods                                                 37,755
                                                                    ----------
         Total inventories                                           1,509,339
         Less reserve for obsolescence                                (337,758)
                                                                    ----------
         Inventories, net                                          $ 1,171,581
                                                                    ==========

4.       PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at December 31, 2000:


         Machinery and equipment                                    $ 1,113,608
         Computer hardware and software                                 256,286
         Shop fixtures                                                   10,284
         Office furniture and fixtures                                   82,144
         Leasehold improvements                                          49,911
         Vehicles                                                        25,650
                                                                    -----------
         Total property and equipment                                 1,537,883
         Less accumulated depreciation                               (1,106,621)
                                                                    -----------
         Total                                                      $   431,262
                                                                    ===========

5.       BANK LINE OF CREDIT

         The Company maintains a line of credit that permits borrowings up to $700,000 that is limited by specific collateral requirements. The Company is required to make monthly variable interest-only payments at the bank's prime rate plus 1.75% (10.75% at December 31, 2000). The line of credit expires on April 4, 2001.

         The agreement is secured by substantially all of the Company's assets and is personally guaranteed by the Company President. At December 31, 2000, the Company was in violation of specific financial performance covenants of the agreement.

6.       LONG-TERM DEBT

         In June 1998, the Company entered into a $700,000 term note with a local bank. The agreement calls for monthly principal payments of $12,500, plus variable interest at the bank's prime rate plus 1.75% (10.75% at December 31, 2000). The note is payable in full in June 2003. The note is secured and guaranteed in accordance with the terms of the line of credit referenced in Note 5.

         In September 2000, the Company entered into an agreement with a finance company to finance business insurance premiums. The agreement calls for monthly payments of $7,219, including interest at 8.13%. The loan is payable in full in June 2001.

         Maturities of long-term debt for the years succeeding December 31, 2000 are:


         2001                                                          $192,882
         2002                                                           220,293
                                                                       --------
         Total                                                         $413,175
                                                                       ========

7.       NOTES PAYABLE TO A RELATED PARTY

         In July 1998, the Company purchased substantially all of the assets, except inventory, and liabilities of Neal Machine Corporation, from the father of the Company President, in exchange for a $400,000 four-year note payable. The agreement calls for monthly principal payments of $8,333, plus accrued interest at the prime rate quoted by Bank One, N.A.(8.5% at December 31, 2000), adjusted annually. The agreement is secured by the assets of the Company's NMC division in Lima, Ohio. The note is payable in full in June 2002.

         In July 1994, the Company borrowed $150,000 from the father of the Company President as an unsecured working capital loan. The Company is required to make monthly interest-only payments at the prime rate quoted by National City Bank (9.00% at December 31, 2000). The loan is payable upon demand. The Company has recorded the note as a prior period adjustment (see Note 2).

         Maturities of notes payable to a related party for the years succeeding December 31, 2000 are:


         2001                                                          $249,996
         2002                                                            58,337
                                                                       --------
         Total                                                         $308,333
                                                                       ========

8.       RELATED PARTY TRANSACTIONS

         In 2000 and 1999, the Company purchased inventory costing $29,709 and $71,042, respectively, from a related party corporation owned by the father of the Company President.

         The Company leases three facilities that are owned by the parents of the Company President and two related parties (see Note 10), respectively.

9.       RETIREMENT PLANS

         DEFINED BENEFIT PENSION PLAN

         The Company maintains a qualified, noncontributory, defined benefit pension plan available to all union employees after one year of continuous service. The employee benefit is based on average compensation during the last five consecutive years of employment. The Plan is funded in conformity with ERISA.

         During 1999, the Company adopted the Statement of Financial Accounting Standards No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS (SFAS 132). SFAS 132 standardizes disclosure requirements without changing the recognition or measurement of pension or postretirement benefit plans.

         Net periodic benefit cost included the following components at December 31:


                                                                         Defined Benefit Pension Plans
                                                                            (Dollars in thousands)
                                                                        ------------------------------
                                                                          2000                   1999
                                                                        --------              ---------
         Service cost                                                   $ 13,093               $  9,128
         Interest cost                                                    25,905                 26,907
         Actual return on Plan assets                                      2,363                 (3,849)
         Amortization of unrecognized net
           transition asset                                               (9,559)                (9,559)
         Amortization of prior service costs                                 -0-                    -0-
         Amortization of initial net asset                                   -0-                    -0-
         Amortization of unrecognized loss                                11,444                 11,779
         Net asset gain deferred for later recognition                   (25,984)               (22,093)
                                                                        --------              ---------
         Net periodic benefit cost                                      $ 17,262              $  12,313
                                                                        ========              =========

         The following table sets forth the combined status of the Plans as recognized in the balance sheet at December 31:

                                                                      2000                       1999
                                                                    --------                   --------
         CHANGE IN BENEFIT OBLIGATION:
         Benefit obligation, beginning of year                      $384,172                   $383,083
         Service cost                                                 13,093                      9,128
         Interest cost                                                25,905                     26,907
         Amendments                                                      -0-                        -0-
         Actuarial loss                                                2,383                     18,082
         Benefits paid                                               (39,990)                   (53,028)
                                                                    --------                   --------
         Benefit obligation, end of year                            $385,563                   $384,172
                                                                    ========                   ========

         CHANGE IN PLAN ASSETS:
         Fair value of Plan assets,
           beginning of year                                        $284,128                   $313,091
         Actual return on Plan assets                                 (2,363)                     3,849
         Company contributions                                        18,291                     20,216
         Benefits paid                                               (39,990)                   (53,028)
                                                                    --------                   --------
         Fair value of Plan assets,
           end of year                                              $260,066                   $284,128
                                                                    ========                   ========


                                                                     2000                       1999
                                                                   ---------                 ---------
         FUNDED STATUS OF THE PLAN:
         Pension benefit obligation:
           Accumulated benefit obligation:
             Vested                                                $(339,963)                $(341,805)
             Non-vested                                               (2,303)                     (443)
                                                                   ---------                 ---------
           Total accumulated benefit
             obligation                                             (342,266)                 (342,248)
           Additional benefits based on
             estimated future salary levels                          (43,297)                  (41,924)
                                                                   ---------                 ---------
           Projected benefit obligation                             (385,563)                 (384,172)
         Fair value of Plan assets                                   260,066                   284,128
                                                                   ---------                 ---------
         Funded status                                              (125,497)                 (100,044)
         Fourth quarter contribution                                     -0-                       -0-
         Unrecognized net transition asset                           (64,525)                  (74,084)
         Unrecognized prior service cost                                 -0-                       -0-
         Unrecognized net loss                                       237,672                   220,749
                                                                   ---------                 ---------
         Prepaid pension cost                                      $  47,650                 $  46,621
                                                                   =========                 =========

         WEIGHTED AVERAGE ASSUMPTIONS:
         Discount rate                                                   7.0%                      7.0%
         Expected return on Plan assets                                  8.5%                      8.5%
         Rate of compensation increase                                   6.0%                      6.0%
         Inflation                                                       4.0%                      4.0%

         401(K) PLAN

         The Company maintains a qualified defined contribution 401(k) plan for all full-time, non-union employees who have attained the age of 18 and completed one year of continuous service. Employees may elect to defer 1% - 20% of their compensation as contributions to the Plan. The Company matches 50% of the wages deferred by eligible employees, up to 3% of employee compensation. The Company's 401(k) retirement plan expense was $12,685 and $2,500 in 2000 and 1999, respectively.

10.      OPERATING LEASES AND RELATED PARTY LEASES

         The Company leases their Columbus, Ohio headquarters and manufacturing facilities from a related party family trust on a month-to-month basis ($7,167 per month at December 31, 2000).

         In July 1998, the Company entered into a four year lease agreement with the father of the Company President for the manufacturing facilities of the NMC division. The agreement calls for monthly payments of $3,200 and expires in June 2002.

         In December 2000, the Company entered into a four year lease agreement with a related party for the Company's packaging facilities in Columbus, Ohio. The agreement calls for monthly lease payments of $3,500 per month and expires in November 2004.

         The Company also leases certain office equipment, trucks and autos under non-cancellable operating leases. Rent expense was $130,149 and $127,377 for the years ended December 31, 2000 and 1999, respectively.

         Future minimum commitments under the lease agreements are as follows as of December 31, 2000:


                                     Related Party             Other
                                   ----------------         ----------
         2001                         $ 80,400                $33,833
         2002                           70,800                 18,445
         2003                           38,500                 11,810
         2004                              -0-                  2,945
                                   -----------              ---------
         Total                        $189,700                $67,033
                                   ===========              =========

11.      COMMITMENTS AND CONTINGENCIES

         In 1994, the Company consented to be identified as a Potentially Responsible Party by the United States Environmental Protection Agency at the Granville Solvents Superfund Site in Granville, Ohio. The Company is a member of the Granville Solvents Group that was formed to address contamination at the Site and to share the cleanup costs among the Group members.

         The Company has an approximately 0.97% share of the total cleanup costs, which are presently estimated to be $10.026 million for the Group. At December 31, 2000, the Company was delinquent in remitting assessments of $40,055 to the Group. The Group has estimated the Company's future liability to be $42,000. Future assessments are subject to material adjustment depending on cost projection estimates and other variables.

12.      MANAGEMENT'S PLANS

         Management has evaluated the Company's current financial situation and its available resources and has implemented a plan to reduce expenses and conserve cash flows. Based upon estimates of projected cash flows for the year ending December 31, 2001, management believes that the Company's ability to continue in existence is dependent upon receiving additional financing, general cost reductions in operations, negotiating settlements with secured and unsecured creditors or additional equity capital, as to any of which there can be no assurance.

13.      YEAR 2000 COMPLIANCE (UNAUDITED)

         The Company utilizes computer hardware and software in its operations. Any of the Company's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures.

         The Company has completed an evaluation of its computer hardware and software and believes that its mission critical systems are year 2000 compliant.


-------------------------------------------------------------------------------

                             QUALITY PRODUCTS, INC.
                      CONSOLIDATED PRO-FORMA BALANCE SHEET


                                 March 31, 2001
                                   (Unaudited)

                                             Quality Products    Columbus Jack    Adjustments(1)     Pro-forma
                                             ----------------    -------------    --------------    ----------
ASSETS
Current Assets
Cash and cash equivalents                        $  1,459,764     $     3,606     $ (570,000)(2)    $   893,370
Trade accounts receivable,                            855,736         304,543                         1,160,279
 Inventories                                        1,016,980       1,215,954                         2,232,934
 Other Current Assets                                  83,941          98,245                           182,186
                                                 ------------     -----------     ----------        -----------
Total Current Assets                                3,416,421       1,622,348     $ (570,000)         4,468,769

Property and Equipment                                913,873       1,539,476                         2,453,349
Less Accumulated Depreciation                        (766,052)     (1,148,621)                       (1,914,673)
                                                 ------------     -----------                       -----------
Property and Equipment, net                           147,821         390,855                           538,676

Goodwill                                                    0               0      1,578,621(3)       1,578,621

Other Assets                                                0               0                                 0

TOTAL ASSETS                                     $  3,564,242     $ 2,013,203     $1,008,621        $ 6,586,066
                                                 ============     ===========     ==========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Bank line of credit                              $          0     $   620,000     $                 $   620,000
Current portion of long-term debt                           0         178,980                           178,980
Accounts payable                                      778,008         645,724                         1,423,732
Accrued expenses                                      274,646         293,131                           567,777
Customer deposits                                     502,348               0                           502,348
Income taxes payable                                    3,879               0                             3,879
Note payable, current                                 132,305               0                           132,305
Note payable, related parties, current                291,667         249,996                           541,663
                                                 ------------     -----------     ----------        -----------
Total Current Liabilities                        $  1,982,853     $ 1,987,831     $        0        $ 3,970,684
                                                 ------------     -----------     ----------        -----------

NON-CURRENT LIABILITIES:

Long-term debt                                   $          0     $   182,793     $                 $   182,793
Notes payable, non-current                            213,958               0                           213,958
Notes payable, related parties, non-current           181,042          41,666        809,534(4)       1,032,242
                                                 ------------     -----------     ----------        -----------
Total non-current liabilities                    $    395,000     $   224,459     $  809,534        $ 1,428,993
                                                 ------------     -----------     ----------        -----------
TOTAL LIABILITIES                                $  2,377,853     $ 2,212,290     $  809,534        $ 5,399,677
                                                 ------------     -----------     ----------        -----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock                                     $         28     $       500     $     (500)(5)    $        28
Additional paid in capital                         25,227,310         399,500       (399,500)(5)     25,227,310
Accumulated deficit                               (24,040,949)       (599,087)       599,087 (5)    (24,040,949)
Total stockholders' equity                       $  1,186,389     $  (199,087)    $  199,087 (5)    $ 1,186,389
                                                 ------------     -----------     ----------        -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  3,564,242     $ 2,013,203     $1,008,621        $ 6,586,066
                                                 ============     ===========     ==========        ===========

See accompanying notes to unaudited pro forma financial information.

                             QUALITY PRODUCTS, INC.
                     CONSOLIDATED PRO-FORMA INCOME STATEMENT

                                                               For the six months ended
                                                                     March 31, 2001
                                           -----------------------------------------------------------------
                                           Quality Products    Columbus Jack    Adjustments(1)    Pro-Forma
                                              (Unaudited)       (Unaudited)      (Unaudited)     (Unaudited)
                                           ----------------    -------------    --------------   -----------
Net Sales                                       $3,081,330       $3,066,031     $                 $6,147,361
Cost of Goods Sold                              $2,102,780       $2,286,586     $                 $4,389,366
                                                ----------       ----------                       ----------
Gross Profit                                    $  978,550       $  779,445     $                 $1,757,995

Selling, General, & Administrative Expenses     $  854,658       $  658,121     $  19,733 (6)     $1,532,512
                                                ----------       ----------     ---------         ----------

Operating Income                                $  123,892       $  121,324     $ (19,733)        $  225,483

Other Income(Expense)
   Interest Expense                             $  (31,969)      $  (68,625)    $ (18,254)(7)     $ (118,848)
   Interest Income                              $   32,242       $        0     $                 $   32,242
 Other Income(Expense)                          $    1,935       $   (1,202)    $                 $      733
                                                ----------       ----------     ---------         ----------
   Total Other (Expense)                        $    2,208       $  (69,827)    $ (18,254)        $  (85,873)

Income From Continuing Operations
   Before Income Taxes                          $  126,100       $   51,497     $ (37,987)        $  139,610

Income Taxes                                    $    8,145       $        0     $       0         $    8,145
                                                ----------       ----------     ---------         ----------
Income From Continuing Operations               $  117,955       $   51,497     $ (37,987)        $  131,465

Income From Continuing Operations Per Common Share:

Basic (9)                                            $0.05            $0.02                            $0.05
                                                     -----            -----                            -----

Diluted (9)                                          $0.04            $0.02                            $0.05
                                                     -----            -----                            -----

Weighted average number of shares - Basic        2,570,381

Weighted average number of shares - Diluted      2,647,047


See accompanying notes to unaudited pro forma financial information.

                             QUALITY PRODUCTS, INC.
                     CONSOLIDATED PRO-FORMA INCOME STATEMENT

                                                                  For the fiscal year ended
                                                                      September 30, 2001
                                           -----------------------------------------------------------------
                                           Quality Products    Columbus Jack    Adjustments(1)    Pro-Forma
                                              (Unaudited)       (Unaudited)      (Unaudited)     (Unaudited)
                                           ----------------    -------------    --------------   -----------
Net Sales                                        $7,091,238      $6,003,140                      $13,094,378
Cost of Goods Sold                               $4,342,379      $4,364,814                      $ 8,707,193
                                                 ----------      ----------                      -----------
Gross Profit                                     $2,748,859      $1,638,326                      $ 4,387,185

Selling, General, & Administrative Expenses      $1,796,582      $1,541,177      $(39,466)(6)    $ 3,298,293
                                                 ----------      ----------      --------        -----------

Operating Income                                 $  952,277      $   97,149      $(39,466)       $ 1,009,960

Other Income(Expense)
   Interest Expense                              $  (64,799)     $ (185,171)     $(36,508)(7)    $  (286,478)
   Interest Income                               $   49,477      $       85                      $    49,562
 Other Income                                    $   72,276      $      405                      $    72,681
                                                 ----------      ----------      --------        -----------
   Total Other (Expense)                         $   56,954      $ (184,681)     $(36,508)       $  (164,235)

Income(Loss) From Continuing Operations          $1,009,231      $  (87,532)     $(75,974)       $   845,725
    Before Income Taxes

Income Taxes                                     $   52,155      $        0      $(32,669)(8)    $    19,486
                                                 ----------      ----------      --------        -----------

Income(Loss) From Continuing Operations          $  957,076      $  (87,532)     $(43,305)        $  826,239
Income From Continuing Operations Per Common Share:

Basic (9)                                             $0.38          $(0.03)                           $0.32
                                                      -----          ------                            -----

Diluted (9)                                           $0.36          $(0.03)                           $0.31
                                                      -----          ------                            -----

Weighted average number of shares - Basic         2,551,333

Weighted average number of shares - Diluted       2,640,222


See accompanying notes to unaudited pro forma financial information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

1. There were no material transactions between Quality Products and Columbus Jack during the periods presented.

2.   Represents cash paid at closing.

3. Represents the excess of the net present value of the guaranteed minimum purchase price over the net assets acquired of Columbus Jack.

4. Represents the net present value of the note payable for the guaranteed minimum purchase price of Columbus Jack.

5.   Represents the elimination of Columbus Jack's equity accounts.

6. The allocation of the purchase price to the fair value of assets and liabilities of Columbus Jack has not yet been determined. Therefore, for purposes of the unaudited pro forma combined condensed financial information, the excess of the net present value of the purchase price over the book value of net assets acquired of Columbus Jack is being recorded as goodwill and amortized over an estimated composite 40 year life to selling, general and administrative expenses.

7. Represents interest expense incurred on the note payable for the guaranteed minimum purchase price of Columbus Jack.

8. The income tax benefit relates to the increased selling, general, and administrative expenses due to the amortization of goodwill.

9. The unaudited pro forma per share amounts are based on the weighted average number of common shares outstanding for each period presented.

                                   SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized:


                                        Quality Products, Inc.
                                        ----------------------
                                          Registrant


Date:  June 25, 2001                    By   /s/ Bruce C. Weaver
                                             -----------------------------------
                                             Bruce C. Weaver
                                             President (Principal Executive
                                             Officer)




Date:  June 25, 2001                    By   /s/ Tac D. Kensler
                                             -----------------------------------
                                             Tac D. Kensler
                                             Chief Financial Officer

c)   Exhibits

     2.1 Stock purchase agreement among Quality Products, Inc., Columbus Jack Corporation, and Dennis B Mellman incorporated by reference to Form 8K filed on May 11, 2001.

     2.2 Stock purchase agreement between Dennis B. Mellman and P. Kim Packard incorporated by reference to Form 8K filed on May 11, 2001.

     2.3 Stock Pledge Agreement among Quality Products, Inc., Columbus Jack Corporation, and Dennis B. Mellman incorporated by reference to Form 8K filed on May 11, 2001.

     2.4 Assumption and release agreement incorporated by reference to Form 8K filed on May 11, 2001.

     2.5 Commercial guaranty among Quality Products, Inc., Columbus Jack Corporation, and Firstar Bank N.A. incorporated by reference to Form 8K filed on May 11, 2001.


      10 Consulting agreement between Columbus Jack Corporation and Dennis B. Mellman incorporated by reference to Form 8K filed on May 11, 2001.

      23 Consent of Independent Auditors incorporated by reference to Form 8K filed on May 11, 2001.

      99 Press Release Dated April 27, 2001 incorporated by reference to Form 8K filed on May 11, 2001.